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                                                                   Exhibit 99.7



                                                   Corporate and Institutional
                                                   Client Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1328
                                                   212 449 1000


[MERRILL LYNCH LOGO]


                                                              November 12, 1996


Board of Directors
The E.W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202

Dear Sirs:

     The E.W. Scripps Company, a Delaware corporation (the "Company"), has (a) entered into (i) an Agreement and Plan of Merger, dated as of October 28, 1995 (the Agreement and Plan of Merger and together with the Form of Agreement to Agreement and Plan of Merger, attached as Annex II to the Proxy, as hereinafter defined, the "Merger Agreement"), by and among the Company, Scripps Howard, Inc., an Ohio corporation ("SHI"), and Comcast Corporation, a Pennsylvania corporation (the "Acquiror"), and (ii) a Voting Agreement, dated as of October 28, 1995 (the "Voting Agreement"), by and among the Company, the Acquiror, The Edward W. Scripps Trust (the "Trust") and the Acquiror stockholder signatory thereto (the "Acquiror Stockholder"), and (b) pursuant to the Merger Agreement, has entered into (iii) a Contribution and Assumption Agreement (the "Contribution Agreement") between the Company and SHI and (iv) a Non-Competition Agreement (the "Non-Competition Agreement") by and among the Company, SHI and the Acquiror. The Trust, which owns approximately 79.5% of the Company's Common Voting Stock, $.01 par value (the "Voting Common Stock"), and approximately 54.7% of the Company's Class A Common Stock, $.01 par value (the "Class A Common Stock" and together with the Voting Common Stock, the "Company Common Stock"), has entered into or will enter into (a) a Board Representation Agreement (the "Board Representation Agreement") by and among the Trust, the Acquiror and the Acquiror Stockholder and (b) a Registration Rights Agreement (the "Registration Rights Agreement") between the Trust and the Acquiror. The Merger Agreement, the Contribution Agreement, the Voting Agreement, the Non-Competition Agreement, the Board Representation Agreement and the Registration Rights Agreement are collectively referred to herein as the "Agreements."

     Pursuant to the Agreements, (i) the Company has contributed to SHI substantially all of the assets of the Company (other than those assets described in the Contribution Agreement as being retained by the Company (the "Company Cable Business")) and will distribute to its stockholders the outstanding shares of capital stock of SHI so that the holders of the Voting Common Stock will receive the Common Voting Shares, $.01 par value, of SHI (the "SHI Voting Shares") and the holders of the Class A Common Stock will receive the Class A Common Shares, $.01 par value, of SHI (the Class A Common Shares together with the SHI Voting Shares, "SHI Stock") and (ii) the Company (immediately following such distribution) will merge with and into the Acquiror (the "Merger") as a result of which each share of Company Common Stock will be converted into the right to receive the Common Stock Conversion Number (as defined in the Merger Agreement) of shares of Class A Special Common Stock, $1.00 par value, of the Acquiror (the "Acquiror Stock"). The aforementioned transactions and related transactions


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[MERRILL LYNCH LOGO]


Board of Directors
The E.W. Scripps Company
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described in the Agreements are collectively referred to herein as the
"Transactions." The consideration to be received by the holders of the Company Common Stock pursuant to the Merger is herein referred to as the "Merger Consideration".

        You have asked us whether, in our opinion, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

        In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

        (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1995 and the Acquiror's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

        (3) Reviewed certain other filings by the Company and the Acquiror with the Securities and Exchange Commission;

        (4) Reviewed certain information, including internal and unaudited financial statements, operating data and forecasts relating to the business, earnings, cash flow, assets and prospects of the Company and the Company Cable Business, furnished to us by the Company;

        (5) Conducted discussions with members of senior management of the Company, the Company Cable Business and the Acquiror concerning their respective businesses, strategic objectives and prospects;

        (6) Reviewed the recent market prices and trading activity of the Acquiror Stock, including the fact that since July 10, 1996, the Acquiror Stock has traded at closing prices below the minimum Collar Price (as defined in the Proxy);

        (7) Reviewed the historical market prices and trading activity of equity securities of publicly traded companies engaged in businesses we believe to be generally comparable to those of the Company, the Company Cable Business and the Acquiror, respectively;

        (8) Compared the results of certain operations of the Company, the Company Cable Business and the Acquiror with that of certain companies which we deemed to be reasonably similar to the Company, the Company Cable Business and the Acquiror, respectively;

        (9) Compared the financial terms of the Merger with the financial terms of certain cable television acquisitions which we deemed to be relevant;

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[MERRILL LYNCH LOGO]



Board of Directors
The E.W. Scripps Company
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     (10) Reviewed and analyzed the pro forma financial effects of the
Transactions on the Company;

     (11) Reviewed the Agreements and related schedules;

     (12) Reviewed the Joint Proxy Statement-Prospectus for the Company and the Acquiror dated September 30, 1996 (the "Proxy"); and

     (13) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Company Cable Business and the Acquiror, and we have not independently verified such information or any underlying assumptions. With respect to the financial forecasts furnished by the Company and the Company Cable Business, we have assumed that they have been reasonably prepared in accordance with accepted industry practice and reflect the best currently available estimates and judgment of the Company's or the Company Cable Business' management as to the future competitive, operating and regulatory environments and expected future financial performance of the Company or the Company Cable Business. We have not made any independent evaluation or appraisal of the assets or liabilities of the Company, the Company Cable Business or the Acquiror, nor have we been furnished with any such appraisals. We understand that the Transactions qualify as a tax-free reorganization and understand that the Trust has sufficient voting power to approve the Transactions. Furthermore, we express no opinion as to the price or range of prices at which the shares of Acquiror Stock or SHI Stock will trade subsequent to the consummation of the Transactions.

     As part of this assignment, we have assisted the Company in identifying a broad spectrum of knowledgeable and qualified buyers who were contacted and given the opportunity to make a thorough evaluation of the Company Cable Business in preparation for the submission of a proposal to acquire the Company Cable Business. As a result of these efforts, the Company received various indications of interest regarding possible business transactions involving the Company Cable Business, which we have assessed and reviewed with the management and the Board of Directors of the Company.

     We have acted as financial advisor to the Company in connection with the Transactions and will receive a fee for our services, payment of a significant portion of which is contingent upon consummation of the Transactions. We have, in the past, provided financial advisory and/or financial services to the Company and the Acquiror and its affiliates, and have received fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Acquiror and its affiliates for our own account and the accounts of our customers, and we may from time to time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be relied upon or used for any other purpose without our prior written consent; provided, however, that this letter may be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4, of which the Proxy forms a part.
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[MERRILL LYNCH LOGO]



Board of Directors
The E.W. Scripps Company
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     On the basis of, and subject to, the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

                                Very truly yours,

                                MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED



                                By  /s/ Michael R. Costa
                                  ----------------------------------